UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
________________________

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Bread Financial Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2022

The following information is a supplement (this “Supplement”) to the Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”), filed by Bread Financial Holdings, Inc. (the “Company,” “we” or “us”), together with the Company’s Notice of Internet Availability of its proxy materials, with the Securities and Exchange Commission (the “SEC”) on April 13, 2022 in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 24, 2022, at 9:00 a.m. Central Daylight Time (the “Annual Meeting”).

This Supplement is being filed with the SEC and is being made available to stockholders on or about May 17, 2022.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Response to ISS Recommendation on Say-on-Pay Advisory Vote

Institutional Shareholder Services (“ISS”) recently issued its report regarding the proposals to be considered at the Annual Meeting, which included a recommendation that its clients vote “Against” Proposal 2, our advisory vote on compensation paid to our named executive officers (“NEOs”). This recommendation is in contrast to that of Glass, Lewis and Co. (“Glass Lewis”), another major proxy advisory firm, which recommended a vote “For” Proposal 2.

ISS is recommending “Against” Proposal 2 for the following stated reasons: (i) pay-for-performance misalignment from a quantitative perspective, (ii) lack of disclosure surrounding certain annual and long-term incentive goals, (iii) concerns regarding the one-time transitional “gap” equity awards made to NEOs in 2021, and (iv) severance payments made to our former Chief Financial Officer.

While we value the input of ISS, we disagree with its “Against” recommendation on Proposal 2. The purpose of this Supplement is to provide additional information addressing the concerns raised by ISS, which we hope will assist our stockholders in evaluating the appropriateness of our executive compensation programs in light of our specific circumstances and business strategy. Importantly, with respect to ISS’s concerns regarding the one-time transitional “gap” grant made to our Chief Executive Officer, we note that ISS has incorrectly overstated the amount of this grant by approximately $476,000. In calculating the value of the grant to our Chief Executive Officer, it appears that ISS did not properly account for the anti-dilution adjustment disclosed in the Proxy Statement made to our outstanding Restricted Stock Units (“RSUs”) in connection with the November 2021 spinoff of our former LoyaltyOne segment.

The Company believes that our executive compensation program supports our business strategy by properly incentivizing and rewarding our executives for performance, aligning our executives’ interests with the long-term interests of our stockholders, and allowing us to attract, retain and motivate the highest level of executive talent to successfully guide our business and execute our long-term strategy.  We believe that compensation decisions made during 2021 that were highlighted as a concern in the ISS report were necessary in 2021, which was a transitional year during which we simplified our business model by completing the spinoff of our final non-core business segment, LoyaltyOne, allowing us to focus on our financial services assets with the highest growth potential. In 2021, securing top talent in the financial services sector and allowing for a smooth post-spinoff transition was an important part of our business strategy and the executive compensation decisions made in 2021 were driven by this strategic business plan. As discussed in more detail in the Proxy Statement, our executive compensation program is and continues to be focused on tying a substantial portion of our NEOs’ overall target annual compensation to the achievement of pre-established financial and non-financial objectives that support our business strategy, with a mix that balances short- and long-term goals. Accordingly, we recommend that our stockholders follow the recommendations of Glass Lewis and our Board and vote “FOR” Proposal 2.

Quantitative Pay-for-Performance

As referenced in our Proxy Statement and other SEC filings, since the beginning of the pandemic we have transformed our executive management team through the addition of a new Chief Executive Officer, Chief Financial Officer, Chief Commercial Officer and Chief Accounting Officer and completed our strategic spinoff of the LoyaltyOne business into a separate public company, allowing for our transformation into a financial services-focused business.  In addition, we have executed on a multi-year Board refreshment process, adding five new independent directors in the last five years and increasing our Board’s diversity of skills, experience, expertise, gender and ethnicity.  Our new executive management team has streamlined and transformed our business through expanding our product suite and direct-to-consumer offerings, enhancing our core technology and digital capabilities, improving our leverage and capital ratios, and increasing our emphasis on ESG-related matters.  We believe this transformation has made us a stronger, more-focused, tech-forward financial services company with increased flexibility and growth potential to support long-term stockholder value, which we expect will be reflected in ISS’s quantitative pay-for-performance models going forward.

Supplemental Disclosure Regarding Performance Targets

In its report, ISS indicated its belief that additional disclosure surrounding the Company’s annual and long-term incentive performance goals would be helpful to investors. In response, below is supplemental information regarding these goals, which should be read in conjunction with our Proxy Statement, including the Compensation Discussion & Analysis section contained therein.

With respect to our annual incentive program, below is an updated version of the 2021 Corporate Balanced Scorecard found on page 53 of the Proxy Statement, which we supplemented to include additional detail regarding the threshold, target and maximum performance goals, as applicable, for each metric:

2021 Corporate Balanced Scorecard
Metric		Performance Goals			2021 Achievement		Description
		Threshold	Target	Maximum
Stockholder	EBT (Consolidated)	$488.0m	$542.0m	$596.0m	$1,044m	80%	$1,044 mm achieved in 2021; positive result yielded maximum component funding.
	Operating Expenses	$95m	$86.4m	$77.7m	$87.3m
Target goal was to reduce corporate operating expenses, excluding strategic transaction costs, to $86.4 mm; actual adjusted operating expense was reduced to $87.3 mm, which exceeded threshold but was slightly short of target, resulting in 94% component funding on this metric.

	Renew the Credit Facility	Pass/Fail			Pass		This metric (pass) was achieved due to the significant amendments made to the corporate credit facility in July 2021.
	Environmental, Social & Governance (ESG)	Pass/Fail			Pass
This metric (pass) was achieved due to adopting a Board-approved ESG strategy in 2021, including harmonizing objectives and developing key ESG metrics aligned with business strategy and performance goals to be implemented and measured in 2022.  See “Commitment to Sustainability” above for more information regarding our ESG efforts in 2021.

	Audit Management	2	1	0	0		This metric was based on the number of internal audits resulting in adverse findings. Zero adverse audits occurred in 2021, resulting in maximum component funding.
Associate	Opportunity Index	42.7%	47.4%	52.1%	60.5%	20%	This metric measured career opportunity as defined by promotions, lateral moves and internal cross-functional hires. Corporate achieved 60.5%, resulting in maximum component funding.
	Associate Experience	63.0%	71.0%	78.1%	74.0%		This metric measured associate engagement based on ratings for “Engaged Outcome” items in associate surveys, measuring:
							• Career Confidence: Overall, I believe my career goals can be met at this company.
							• Motivation: This company motivates me to contribute more than is required by my work.
							• Advocacy: I would recommend this company to people I know as a great place to work.
							Corporate achieved 120% component funding on this metric.
	Diversity, Equity & Inclusion (DE&I)	No Threshold	90%	100%	98.7%
2021 metric based on minority US population’s promotions and lateral moves, ensuring that opportunities are afforded to minorities throughout the organization.  Corporate achieved 140% component funding on this metric.

With respect to our long-term incentive program, below is additional detail regarding the return on equity (“ROE”) targets for the 3-year (FY 2021-2023) cliff vesting performance-based RSUs (“PBRSUs”) granted in February 2021. This information should be read in conjunction with the Proxy Statement, including the descriptions of these PBRSUs beginning on page 57 thereof. The payout for these PBRSUs will be determined when the full measurement can occur, after December 31, 2023, and after giving effect to adjustments made by the Compensation & Human Capital Committee, if any, which could include, for example, adjustments on account of M&A activity and material one-time industry accounting impacts, among other things.

One-Time Transitional “Gap” Equity Awards Made in 2021

Reference is made to the description of the one-time “gap” awards beginning on page 60 of the Proxy Statement, which were made to facilitate the Company’s transition from its prior 1- or 2-year PBRSU grants to our current 3-year cliff-vesting PBRSU structure. ISS agreed that our “increase in performance-based equity and introduction of three-year performance periods are positive changes.” Glass Lewis also noted in its report the Company’s “upward trajectory of pay-performance alignment.”  ISS, however, did express concern regarding the one-time “gap” grants made to facilitate these changes, noting that investors generally expect one-time transitional awards to be reasonable in magnitude and tied to performance conditions. While these one-time grants were time-based, we believe these grants were reasonable in magnitude and are serving their stated goals of promoting retention and ensuring that our NEOs’ priorities remain aligned with those of our stockholders and that our NEOs continue to comply with our stock ownership guidelines.

With respect to the amount of the one-time “gap” grant made to our Chief Executive Officer, we note that ISS appears to have incorrectly valued this grant at $3.4 million in its report. The “gap” awards were granted in February 2021, and the grant date fair value of the award made to our Chief Executive Officer was $2,962,611 (calculated based on 34,010 RSUs and a stock price of $87.11 on February 16, 2021). In connection with the spinoff of our former LoyaltyOne segment in November 2021, the outstanding RSUs held by our directors, executive officers and other employees were equitably adjusted to reflect the difference in the value of our common stock before and after the spinoff in a manner that was intended to preserve the overall intrinsic value of our outstanding RSUs by taking into account the relative value of our common stock before and after the spinoff. Through this anti-dilution adjustment, the number of shares underlying each RSU outstanding as of the date of the spinoff was multiplied by a factor of approximately 1.16, which resulted in the number of shares underlying our Chief Executive Officer’s “gap” grant being adjusted to 39,476. This adjustment is described in various places in the Proxy Statement, including in a footnote to the “Gap” Awards table on page 60 of the Proxy Statement. In its calculation of the value of the one-time “gap” grant made to our Chief Executive Officer, ISS appears to have used the post-spinoff adjusted RSU number (39,476 shares), multiplied by the pre-spinoff stock price on February 16, 2021, which equals $3,438,754. It appears that ISS erroneously did not consider the anti-dilution effects of our LoyaltyOne spinoff.  As a result, ISS has incorrectly overvalued the amount of the Chief Executive Officer grant by approximately $476,000. Further, if ISS used the same methodology in evaluating our other NEO “gap” awards, ISS has likely overvalued the magnitude of those “gap” awards as well.

Severance Payments to Former Chief Financial Officer

ISS expressed concern that the severance payments to our former Chief Financial Officer were excessive in connection with a voluntary resignation. We believe severance payments of this type are not atypical to ensure a smooth leadership transition and that such one-time payments were reasonable under these circumstances. As announced on April 14, 2022, Perry S. Beberman was appointed as our Executive Vice President and Chief Financial Officer effective July 6, 2021. Mr. Beberman, with his deep experience in the financial services industry, has been instrumental in guiding the transformation and growth of our business and positioning the Company for improved financial success.

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This Supplement is filed with the SEC and made available to our stockholders solely for the purpose of addressing the ISS concern with respect to Proposal 2. No changes were otherwise made to Proposal 2 or any other proposals contemplated by the Proxy Statement.

Responsiveness to our stockholders (and the viewpoints of advisory firms such as ISS and Glass Lewis) on governance and compensation matters is critical to our long-term success, and we will continue to actively engage with our stockholders going forward. Our Compensation & Human Capital Committee is committed to ensuring that our executive compensation is aligned with performance and the interests of our stockholders, as reflected in the strong stockholder support we have historically received for our Say-on-Pay proposals.

Based on the foregoing, along with the information set forth in our Proxy Statement, we urge ISS to reverse its recommendation or, in the event ISS will not reverse its recommendation, that all stockholders follow the recommendations by Glass Lewis and our Board and vote “FOR” Proposal 2.